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                                                                    EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                               ERNST & YOUNG LLP

     We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our reports dated February 27, 1997, with respect to the financial statements and schedule of AVTEAM, Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, and our report dated January 30, 1996, with respect to the statements of operations and cash flows of Turbine Engine Sales Group, Inc. for the year ended December 31, 1993 and the period from January 1, 1994 through July 21, 1994, in the Registration Statement and related Prospectus of AVTEAM, Inc. for the registration of 4,500,000 shares of its Class A Common Stock.

                                          /s/  ERNST & YOUNG LLP

Miami, Florida
October 27, 1997